Issuer Free Writing Prospectus

Filed under Rule 433

Registration Statement No. 333-277323

Pricing Term Sheet

Pfizer Inc.

November 18, 2025

Floating Rate Notes due 2027

3.875% Notes due 2027

4.200% Notes due 2030

4.500% Notes due 2032

4.875% Notes due 2035

5.600% Notes due 2055

5.700% Notes due 2065

The 3.875% Notes due 2027, the 4.200% Notes due 2030, the 4.500% Notes due 2032, the 4.875% Notes due 2035, the 5.600% Notes due 2055 and the 5.700% Notes due 2065 are collectively referred to as the “Fixed Rate Notes.” The Fixed Rate Notes, together with the Floating Rate Notes due 2027, are collectively referred to as the “Notes.” This pricing term sheet supplements the preliminary prospectus supplement issued by Pfizer Inc. on November 18, 2025 (the “Preliminary Prospectus Supplement”) relating to its prospectus dated May 13, 2025. Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Terms Applicable to the Notes

Expected Ratings of the Notes: *	A2 (stable) Moody’s/A (stable) S&P

Trade Date:	November 18, 2025

Settlement Date: **	November 21, 2025

Joint Book-Running Managers:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Barclays Capital Inc., HSBC Securities (USA) Inc., UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp., RBC Capital Markets, LLC, Academy Securities, Inc., Siebert Williams Shank & Co., LLC

Terms Applicable to the Floating Rate Notes due 2027

Size:	$500,000,000

Maturity Date:	November 15, 2027

Interest Payment Dates:	February 15, May 15, August 15 and November 15, commencing February 15, 2026

Interest Rate Basis:	Compounded SOFR (as defined in the Preliminary Prospectus Supplement)

Spread to Compounded SOFR:	+50 bps

Day Count:	Actual/360

Interest Reset Dates:	Each floating rate interest payment date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on February 12, 2026, plus 50 bps

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each floating rate interest payment date.

Interest Period:	The period from and including a floating rate interest payment date (or, in the case of the initial interest period, from and including November 21, 2025) to, but excluding, the immediately succeeding floating rate interest payment date (such succeeding floating rate interest payment date, the “latter floating rate interest payment date”); provided that the final interest period for the Floating Rate Notes due 2027 will be the period from and including the floating rate interest payment date immediately preceding the maturity date of the Floating Rate Notes due 2027 to, but excluding, the maturity date.

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant interest period to but excluding two U.S. Government Securities Business Days preceding the latter floating rate interest payment date for such interest period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the Settlement Date to, but excluding, the two U.S. Government Securities Business Days preceding the first floating rate interest payment date.

Optional Redemption:	The Floating Rate Notes due 2027 are not redeemable prior to their maturity.

Calculation Agent:	The Bank of New York Mellon

Price to Public:	100.000%

Underwriting Discount:	20 bps

CUSIP:	717081 FC2

ISIN:	US717081FC28

Terms Applicable to the Fixed Rate Notes

Title:	3.875% Notes due 2027	4.200% Notes due 2030	4.500% Notes due 2032	4.875% Notes due 2035	5.600% Notes due 2055	5.700% Notes due 2065

Size:	$1,000,000,000	$1,000,000,000	$1,250,000,000	$1,250,000,000	$500,000,000	$500,000,000

Maturity Date:	November 15, 2027	November 15, 2030	November 15, 2032	November 15, 2035	November 15, 2055	November 15, 2065

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2026	May 15 and November 15, commencing May 15, 2026	May 15 and November 15, commencing May 15, 2026	May 15 and November 15, commencing May 15, 2026	May 15 and November 15, commencing May 15, 2026	May 15 and November 15, commencing May 15, 2026

Coupon:	3.875%	4.200%	4.500%	4.875%	5.600%	5.700%

Benchmark Treasury:	UST 3.500% due October 31, 2027	UST 3.625% due October 31, 2030	UST 3.750% due October 31, 2032	UST 4.000% due November 15, 2035	UST 4.750% due August 15, 2055	UST 4.750% due August 15, 2055

Benchmark Treasury Price and Yield:	99-27 1⁄8; 3.581%	99-21+; 3.698%	99-05+; 3.887%	98-31; 4.127%	100-00+; 4.749%	100-00+; 4.749%

Spread to Benchmark Treasury:	T+30 bps	T+52 bps	T+65 bps	T+75 bps	T+87.5 bps	T+100 bps

Yield to Maturity:	3.881%	4.218%	4.537%	4.877%	5.624%	5.749%

Day Count:	30/360	30/360	30/360	30/360	30/360	30/360

Price to Public:	99.989%	99.921%	99.781%	99.985%	99.655%	99.237%

Underwriting Discount:	20 bps	35 bps	40 bps	45 bps	75 bps	75 bps

Make-Whole Call:

Prior to the maturity date, with respect to the 2027 notes, or to the applicable Par Call Date, with respect to the 2030 notes, the 2032 notes, the 2035 notes, the 2055 notes or the 2065 notes, we may redeem the Fixed Rate Notes of such series at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed discounted to the redemption date (assuming the Fixed Rate Notes matured on the maturity date, in the case of the 2027 notes, or the applicable Par Call Date, in the case of the 2030 notes, the 2032 notes, the 2035 notes, the 2055 notes and the 2065 notes to be redeemed) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points with respect to the 2027 notes, the Treasury Rate plus 10 basis points with respect to the 2030 notes, the Treasury Rate plus 10 basis points with respect to the 2032 notes, the Treasury Rate plus 15 basis points with respect to the 2035 notes, the Treasury Rate plus 15 basis points with respect to the 2055 notes and the Treasury Rate plus 15 basis points with respect to the 2065 notes less (b) interest accrued to, but excluding, the redemption date, and

(ii) 100% of the principal amount of the Fixed Rate Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Par Call:

On or after the applicable Par Call Date, we may redeem the 2030 notes, the 2032 notes, the 2035 notes, the 2055 notes or the 2065 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 notes, the 2032 notes, the 2035 notes, the 2055 notes or the 2065 notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Par Call Date” means October 15, 2030, the date that is one month prior to the maturity of the 2030 notes, September 15, 2032, the date that is two months prior to the maturity of the 2032 notes, August 15, 2035, the date that is three months prior to the maturity of the 2035 notes, May 15, 2055, the date that is six months prior to the maturity of the 2055 notes and May 15, 2065, the date that is six months prior to the maturity of the 2065 notes.

CUSIP:	717081 FJ7	717081 FD0	717081 FE8	717081 FF5	717081 FG3	717081 FH1

ISIN:	US717081FJ70	US717081FD01	US717081FE83	US717081FF58	US717081FG32	US717081FH15

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect to deliver the Notes against payment therefor on the third business day following the Trade Date (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.

The issuer has filed a preliminary prospectus supplement and registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC and that are incorporated by reference into the preliminary prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Mizuho Securities USA LLC toll-free at 1-866-271-7403.